UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

KBS Real Estate Investment Trust, Inc. (the “Company”) has entered into an agreement to acquire a four-story office building containing approximately 98,883 rentable square feet (the “Patrick Henry Corporate Center”). On September 13, 2007, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase and sale agreement with Patrick Henry Corporate Center, LLC. On September 19, 2007, the Advisor assigned this purchase and sale agreement to an indirect, wholly owned subsidiary of the Company for no consideration. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The seller is not affiliated with the Company or the Advisor.

The purchase price of the Patrick Henry Corporate Center is $18.6 million plus closing costs. The Company intends to fund the purchase of the Patrick Henry Corporate Center with proceeds from a loan from an unaffiliated lender and with proceeds from the Company’s ongoing public offering.

The Patrick Henry Corporate Center is located on an approximate 5.1-acre parcel of land at 12350 Jefferson Avenue in Newport News, Virginia. The Patrick Henry Corporate Center was developed in 1989 and is 100% leased by 11 tenants, including Northrop Grumman (47%) and Patten, Wornom, Hatten & Diamonstein (26%). Northrop Grumman, a global defense and technology company, provides its customers worldwide with innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding. Patten, Wornom, Hatten & Diamonstein offers a wide range of legal expertise in providing quality legal services to individuals, businesses, financial institutions, and government entities.

The current aggregate annual base rent for the tenants of the Patrick Henry Corporate Center is approximately $1.9 million. As of September 2007, the current weighted-average remaining lease term for the current tenants of the Patrick Henry Corporate Center is approximately 2.7 years. Northrop Grumman currently leases two suites, one for 41,745 square feet which expires in December 2009, and another for 4,462 square feet which expires in January 2012. The average annual rental rates for the Northrop Grumman leases over the remaining lease terms is $21.03 and $20.09 per square foot, respectively. Northrop Grumman has the right, at its option, to extend their 4,462 square foot lease for one additional three-year period. The Patten, Wornom, Hatten & Diamonstein lease expires in February 2011, and the average annual rental rate for the Patten, Wornom, Hatten & Diamonstein lease over the remaining lease term is $17.28 per square foot. Patten, Wornom, Hatten & Diamonstein has the one-time right, at its option, to reduce their square footage by an amount between 2,500 and 5,000 square feet with four-months notice and upon payment of a space reduction fee.

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit $500,000 of earnest money.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: September 25, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer